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                                                                      EXHIBIT 23
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                        Consent of Independent Auditors
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Board of Directors and Stockholders of Ekco Group, Inc.

     We consent to incorporation by reference in the Registration Statement on Form S-8 (File No. 33-42785) pertaining to the 1984 and 1985 Restricted Stock Purchase Plans of Ekco Group, Inc., in the Registration Statement on Form S-8 (File No. 33-50800) pertaining to the 1984 Employee Stock Purchase Plan of Ekco Group, Inc., in the Registration Statement on Form S-8 (File No. 33-50802) pertaining to the 1987 Stock Option Plan of Ekco Group, Inc., and in the Registration Statement on Form S-8 (File No. 33-29448) pertaining to the 1988 Directors' Stock Option Plan of Ekco Group, Inc., of our report dated February 7, 1994 relating to the consolidated balance sheets of Ekco Group, Inc. and subsidiaries as of January 2, 1994 and January 3, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three year period ended January 2, 1994, which report is included in the January 2, 1994 Annual Report on Form 10-K of Ekco Group, Inc.

        Our report dated February 7, 1994 contains an explanatory paragraph that states that in 1993 the Company changed its method of accounting for income taxes and for certain post-retirement and post-employment benefits.


                                        KPMG Peat Marwick


Boston, Massachusetts
March 31, 1994